EXHIBIT 99.1

THE UNITED ILLUMINATING COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2011 AND 2010

TABLE OF CONTENTS

Page
Number

Report of Independent Auditors	2

Financial Statements:

Statement of Income for the Years Ended December 31, 2011 and 2010	3

Statement of Cash Flows for the Years Ended December 31, 2011 and 2010	4

Balance Sheet as of December 31, 2011 and 2010	5

Statement of Changes in Shareholder’s Equity for the Years Ended December 31, 2011 and 2010	7

Notes to the Financial Statements	8

Report of Independent Auditors

To the Shareholder and Directors of
The United Illuminating Company:

In our opinion, the accompanying balance sheets and the related statements of income, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of The United Illuminating Company (the "Company") at December 31, 2011 and December 31, 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
April 6, 2012

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
For the Years Ended December 31, 2011 and 2010
(In Thousands)

	2011	2010

Operating Revenues	$797,656	$859,547

Operating Expenses
Operation
Purchased power	180,148	242,268
Operation and maintenance	248,388	238,345
Transmission wholesale	77,997	72,169
Depreciation and amortization	96,415	108,409
Taxes - other than income taxes	70,703	71,641
Total Operating Expenses	673,651	732,832
Operating Income	124,005	126,715

Other Income and (Deductions), net (Note H), (Note A)	21,347	16,040

Interest Charges, net
Interest on long-term debt	39,482	38,226
Other interest, net	2,569	815
	42,051	39,041
Amortization of debt expense and redemption premiums	1,673	1,532
Total Interest Charges, net	43,724	40,573

Income Before Income Taxes and Equity Earnings	101,628	102,182

Income Taxes (Note E)	44,052	39,708

Income Before Equity Earnings	57,576	62,474

Income from Equity Investments	11,283	1,278

Net Income	$68,859	$63,752

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2011, and 2010
(Thousands of Dollars)

	2011	2010
Cash Flows From Operating Activities
Net income	$68,859	$63,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,088	109,941
Deferred income taxes	66,425	57,308
Stock-based compensation expense (Note A)	1,988	3,144
Pension expense	23,513	27,422
Allowance for funds used during construction (AFUDC) - equity	(10,130)	(7,174)
Undistributed (earnings) losses in equity investments	(11,283)	(1,278)
Cash distribution received from GenConn	7,977	-
Excess generation service charge	(5,047)	(28,217)
Deferred Transmission (income) expense	(15,408)	36,009
Other non-cash items, net	(25,350)	1,890
Changes in:
Accounts receivable, net	6,091	(12,385)
Unbilled revenues	5,514	4,986
Accounts payable	13,159	880
Interest accrued	(52)	3,614
Taxes accrued	(25,479)	(32,508)
Accrued liabilities	(13,500)	9,363
Accrued pension	(52,472)	(7,967)
Other assets	975	(7,266)
Other liabilities	(3,591)	2,468
Total Adjustments	61,418	160,230
Net Cash provided by Operating Activities	130,277	223,982

Cash Flows from Investing Activities
Related party note receivable (Note H)	(1,050)	(2,519)
Plant expenditures including AFUDC debt	(247,562)	(197,405)
Investment in GenConn	(2,000)	(6,000)
Investment in NEEWS (Note C)	(2,393)	(7,231)
Changes in restricted cash	(4,141)	1,297
Other	-	104
Net Cash (used in) Investing Activities	(257,146)	(211,754)

Cash Flows from Financing Activities
Issuances of long-term debt	1,050	109,550
Payments on long-term debt	(62,833)	(55,540)
Line of credit borrowings (repayments)	200,000	-
Payment of common stock dividend	(69,600)	(57,800)
Equity infusion from parent	60,000	-
Other	(392)	(1,569)
Net Cash provided by (used in) Financing Activities	128,225	(5,359)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	1,356	6,869
Balance at beginning of period	12,217	5,348
Balance at end of period	$13,573	$12,217

Cash paid during the period for:
Interest (net of amount capitalized)	$33,334	$31,135
Income taxes	$1,600	$16,780

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$33,923	$53,868
Related party note receivable (Note H)	$62,833	$55,540
Equity investment in Related Party (Note H)	$(62,833)	$(55,540)

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2011 and 2010

ASSETS
(In Thousands)

	2011	2010
Current Assets
Unrestricted cash and temporary cash investments	$13,573	$12,217
Restricted cash	6,539	2,399
Utility accounts receivable less allowance of $3,400 and $3,600, respectively	87,495	93,702
Other accounts receivable	11,687	9,755
Unbilled revenues	37,902	43,399
Current regulatory assets	46,758	45,970
Materials and supplies, at average cost	4,408	4,736
Deferred income taxes	24,165	19,555
Refundable taxes, net	53,437	29,637
Prepayments	3,235	3,676
Current portion of derivative assets (Note A), (Note K)	10,678	5,700
Other current assets	111	133
Total Current Assets	299,988	270,879

Other Investments
Equity investment in Related Party (Note H)	131,082	62,786
Other	5,854	8,184
Total Other Investments	136,936	70,970

Net Property, Plant and Equipment	1,525,662	1,333,139

Regulatory Assets (future amounts due from customers through the ratemaking process)	664,466	601,894

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,721	7,267
Related party note receivable (Note H)	-	61,983
Other long-term receivable	1,278	1,281
Derivative assets (Note A), (Note K)	73,264	28,131
Other	9,707	7,513
Total Deferred Charges and Other Assets	90,970	106,175

Total Assets	$2,718,022	$2,383,057

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2011 and 2010

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2011	2010
Current Liabilities
Line of credit borrowings	$200,000	$-
Current portion of long-term debt	-	61,783
Accounts payable	115,323	119,229
Dividends payable	13,800	13,300
Accrued liabilities	29,246	42,568
Current regulatory liabilities	19,973	34,635
Interest accrued	10,858	10,910
Taxes accrued	9,757	11,436
Current portion of derivative liabilities (Note A), (Note K)	28,888	13,231
Total Current Liabilities	427,845	307,092

Noncurrent Liabilities
Pension accrued	144,082	163,055
Connecticut Yankee contract obligation	14,247	17,175
Other post-retirement benefits accrued	45,886	52,014
Derivative liabilities (Note A), (Note K)	239,147	129,560
Other	19,013	19,666
Total Noncurrent Liabilities	462,375	381,470

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	400,812	334,259

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	89,347	81,353

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	670,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	529,730	469,730
Retained earnings	137,452	138,692
Net Common Stock Equity	667,183	608,423

Total Capitalization	1,337,643	1,278,883

Total Liabilities and Capitalization	$2,718,022	$2,383,057

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
Statement of Changes in Shareholder's Equity
December 31, 2011 and 2010
(Thousands of Dollars)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of December 31, 2009	100	$1	$469,730	$137,039	$606,770

Net income				63,752	63,752
Cash dividends				(62,099)	(62,099)
Balance as of December 31, 2010	100	$1	$469,730	$138,692	$608,423

Net income				68,860	68,860
Cash dividends				(70,100)	(70,100)
Equity infusion from parent			60,000		60,000
Balance as of December 31, 2011	100	$1	$529,730	$137,452	$667,183

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899.  It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut.  The population of this area is approximately 746,000, which represents approximately 21% of the population of Connecticut.  The service area, largely urban and suburban, includes the principal cities of Bridgeport (population of approximately 137,000) and New Haven (population of approximately 124,000) and their surrounding areas.  The service territory is home to a diverse array of business sectors including aerospace manufacturing, healthcare, biotech, financial services, precision manufacturing, retail and education.  As of December 31, 2011, UI had approximately 324,000 customers.  Of UI’s 2011 retail revenues, 58.6% were derived from residential sales, 34.1% from commercial sales, 5.8% from industrial sales and 1.5% from street lighting and other sales.  UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use.  UI is regulated as an electric distribution company by the Public Utilities Regulatory Authority (PURA) in Connecticut and is also subject to regulation by the Federal Energy Regulatory Commission (FERC).

UI is also a 50-50 joint venturer with NRG Energy, Inc. (NRG) in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (GenConn) was chosen by PURA to build and operate new peaking generation plants in Devon (GenConn Devon) and Middletown (GenConn Middletown), to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, April 6, 2012.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow UI to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, UI has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  UI is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If UI, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  UI expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the UI’s earnings and retained earnings in that year and could also have a material adverse effect on their ongoing financial condition.

UI’s regulatory assets and liabilities as of December 31, 2011 and 2010 included the following:

	Remaining	December 31,	December 31,
	Period	2011	2010
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$272,943	$293,388
Income taxes due principally to book-tax differences	(b)	-	11,910
Connecticut Yankee	5 years	14,247	17,175
Unamortized redemption costs	11 to 23 years	12,906	13,708
Pension and other post-retirement benefit plans	(c)	180,197	175,938
Contracts for differences	(d)	184,105	114,662
Deferred pension and other post-retirement expense	(f)	-	944
Distribution retail revenue decoupling	(g)	2,514	-
Excess generation service charge	(e)	13,758	8,711
Storm costs	(i)	29,618	7,460
Other	(b)	936	3,968
Total regulatory assets		711,224	647,864
Less current portion of regulatory assets		46,758	45,970
Regulatory Assets, Net		$664,466	$601,894

Regulatory Liabilities:
Accumulated deferred investment tax credits	33 years	$4,758	$4,905
Income taxes due principally to book-tax differences	(b)	$14,445	$-
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	39 years	22,548	23,121
Pension and other post-retirement benefit plans	4 to 8 years	-	3,016
Asset removal costs	(b)	1,727	109
Distribution retail revenue decoupling	(g)	-	756
Deferred transmission expense	(h)	11,628	27,036
Other	(b)	16,416	19,247
Total regulatory liabilities		109,320	115,988
Less current portion of regulatory liabilities		19,973	34,635
Regulatory Liabilities, Net		$89,347	$81,353

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes due principally to book-tax differences.
(b) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(c) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(d) Asset life is equal to delivery term of related contracts (which vary from approximately 9 - 16 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f) Regulatory asset established for $10.2 million of 2009 pension and OPEB expense which will be recovered in the 2010 rate year.
(g) Regulatory asset or liability relating to revenue decoupling; majority of 2009 decoupling recovered in January 2010 with remaining balance to be recovered through September 2011; 2010 decoupling ratemaking treatment to be determined by the PURA in 2011.
(h) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(i) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI will seek recovery of these costs in future rate proceedings.

Derivatives

UI is party to contract, and involved in transactions, that have been determined to be derivatives and are discussed below.

The fair value of the gross derivative assets and liabilities as of December 31, 2011 and 2010 were as follows:

	December 31, 2011
	(In Thousands)

		Deferred Charges	Current	Noncurrent
	Current Assets	and Other Assets	Liabilities	Liabilities

Derivative assets/(liabilities), gross	$10,678	$73,264	$28,888	$239,147

	December 31, 2010
	(In Thousands)

		Deferred Charges	Current	Noncurrent
	Current Assets	and Other Assets	Liabilities	Liabilities

Derivative assets/(liabilities), gross	$5,700	$28,131	$13,231	$129,560

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act (EIA), PURA initiated a process to solicit bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  As directed by PURA, UI executed two of the contracts and CL&P executed the other two contracts.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815.  For those CfDs signed by CL&P, UI records its approximate 20% portion of CL&P’s derivative, pursuant to the cost-sharing agreement noted above.  As of December 31, 2011, UI has recorded a gross derivative asset of $83.9 million, a regulatory asset of $184.1 million, and a gross derivative liability of $268.0 million ($163.1 million related to its portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In February 2010, an explosion occurred at the construction site of a 620-megawatt plant being built by Kleen Energy Systems, LLC (Kleen), one of four capacity resources selected in 2008 by PURA to create new or incremental capacity resources.  CL&P executed the CfD with the Kleen project which is subject to the cost-sharing agreement between UI and CL&P.  In July 2011, Kleen reported that the rebuilding of its facility was complete and that commercial operation of the facility commenced on July 19, 2011, at which time payments under the CfD began.

The unrealized gains and losses from mark-to-market adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the years ended December 31, 2011 and 2010 were as follows:

	Year Ended
	December 31,
	2011	2010
	(In Thousands)

Regulatory Assets - Derivative assets	$69,397	$(23,022)

Regulatory Liabilities - Derivative liabilities	$5,736	$584

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Cost consists of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

UI accrues for estimated costs of removal for certain of its plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2011 and 2010 were $1.7 million and $0.1 million, respectively.

UI’s property, plant and equipment as of December 31, 2011 and 2010 were comprised as follows:

	2011	2010
	(In Thousands)

Distribution plant	$839,140	$777,916
Transmission plant	549,995	489,223
Software	96,373	94,025
Land	35,500	33,258
Other plant	119,003	117,710
Total property, plant & equipment	1,640,011	1,512,132
Less accumulated depreciation	457,200	418,779
	1,182,811	1,093,353
Construction work in progress	342,851	239,786
Net property, plant & equipment	$1,525,662	$1,333,139

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Allowance for Funds Used During Construction

The Company capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Consolidated Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2011 and 2010 were 3.49% and 6.63%, respectively.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for 2011 and 2010 were approximately 3.3% and 3.6%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” UI has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, UI has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, UI normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, UI may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  UI’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

UI utilizes a customer accounting software package integrated with the network meter reading system to estimate unbilled revenue on a customer-by-customer basis, utilizing actual daily meter readings at the end of each month to calculate consumption and pricing for each customer.  A significant portion of utility retail kilowatt-hour consumption is read through the network meter reading system.  For those customers still requiring manual meter readings, consumption is estimated based upon historical usage and actual pricing for each customer.

Cash and Temporary Cash Investments

UI considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Restricted Cash

UI’s restricted cash at December 31, 2011 and 2010 totaled $6.5 million and $2.4 million, respectively, which primarily relates to electric distribution and transmission capital projects, which have been withheld by UI and will remain in place until the verification of fulfillment of contractor obligations.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Equity Investments

In February 2008, UI and an NRG affiliate formed GenConn, a 50-50 joint venture, for the purpose of constructing peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $131.1 million and $62.8 million as of December 31, 2011 and December 31, 2010, respectively.  The loans UI had made for the construction of the GenConn Devon facility of approximately $55.5 million were converted into equity in September 2010.  The loans UI made to GenConn for the construction of GenConn Middletown of approximately $63 million were converted into equity in July 2011.

UI’s income from its equity investment in GenConn was $11.3 million and $1.3 million for the years ended December 31, 2011 and 2010, respectively.  In 2011, UI received cash distributions of $8.0 million from GenConn.  As of December 31, 2011, the undistributed earnings from UI’s equity investment in GenConn were approximately $4.6 million.  In January 2012, UI received cash distributions from GenConn of $3.3 million.

The following represents sumarized financial information of Gen Conn as of and for the years ended December 31:

	2011	2010
	(In Thousands)

Current assets	$45,635	$52,823
Noncurrent assets	$470,970	$436,922
Current liabilities	$23,727	$47,365
Noncurrent liabilities	$229,572	$316,863
Operating revenues	$67,417	$18,921
Income	$23,763	$2,435

Pension and Other Postretirement Benefits

UI accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of UI.  At December 31, 2011, UI, as a rate-regulated entity, did not have any assets that were impaired under this standard.

ASC 323 “Investments” requires that a loss in the value of an investment that is other than a temporary decline should be recognized. In accordance with ASC 323, UI reviews its investments accounted for by the equity method for impairment by identifying and measuring losses in the value based upon a comparison of fair value to carrying value.  At December 31, 2011, UI did not have any equity investments that were impaired under this standard.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the years ended December 31, 2011 and 2011 was $2.0 million and $3.1 million, respectively.

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time. For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Equity Investment in Peaking Generation.”

New Accounting Pronouncements

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures.”  Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective during interim and annual periods beginning after December 15, 2011 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on UI’s financial statements.

In December 2011, the FASB issued amendments to the disclosure requirements on offsetting in ASC 210 “Balance Sheet” which require an entity to disclose quantitative information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  This guidance is effective during interim and annual periods beginning after January 1, 2013 and should be applied retrospectively for all comparative periods presented.  The implementation of this guidance is not expected to have a material impact on UI’s financial statements.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

	2011	2010
	(In Thousands)

Interest income	$2,657	$4,014
Allowance for funds used during construction - equity	10,130	7,174
Allowance for funds used during construction - debt	8,758	4,731
Conservation & Load Management incentive	1,035	1,720
Energy generation and load curtailment incentives	607	928
ISO load response, net	404	1,153
Miscellaneous other income and (deductions) - net	(2,244)	(3,680)
Total Other Income and (Deductions), net	$21,347	$16,040

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NOTES TO FINANCIAL STATEMENTS

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock, no par value, outstanding at December 31, 2011 and 2010.

Stock option transactions related to UI for 2011 and 2010, in shares of UIL Holdings' stock, are as follows:

			Average
	Number	Option Price	Exercise
	of Options	per Share	Price
Balance - December 31, 2009	45,226	$21.68-$33.96	$30.83
Granted	-	N/A	N/A
Forfeited	(3,202)	N/A	N/A
Exercised	(2,805)	$21.68	$21.68
Balance - December 31, 2010	39,219	$21.68-$33.96	$31.65
Granted	-	N/A	N/A
Forfeited	-	N/A	N/A
Exercised	(4,999)	$21.68-$31.25	$27.66
Balance – December 31, 2011	34,220	$21.68-$33.96	$32.33

Exercisable at December 31, 2010 (1)	39,219	$21.68-$33.96	$31.65
Exercisable at December 31, 2011	34,220	$21.68-$33.96	$32.33

(1)	The intrinsic value of exercisable stock options at December 31, 2011 was $0.1 million.

As of December 31, 2011 and 2010, the weighted-average remaining contractual lives for those options outstanding were 1.8 years and 2.0 years, respectively.

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NOTES TO FINANCIAL STATEMENTS

Long-Term Debt

	December 31,
	2011	2010
	(In Thousands)
Pollution Control Revenue Refunding Bonds:

5.75%, 1996 Series, due 2026 (1)	$7,500	$7,500
4.50% 2010 Series, due 2027	27,500	27,500
7.13%, 1997 Series, due 2027 (1)	71,000	71,000
6.88%, 2009 Series, due 2029 (1)	25,000	25,000
Auction Rate, 2003 Series, due 2033 (2)	64,640	64,460

Notes:

6.06% Senior Notes, Series A and B, due 2017	70,000	70,000
6.26% Senior Notes, Series C and D, due 2022	77,000	77,000
6.51% Senior Notes, Series E and F due 2037	28,000	28,000
6.46% Senior Notes , Series A and 6.51%, Senior Notes, Series B, due 2018	100,000	100,000
6.61% Senior Notes, Series C, due 2020	50,000	50,000
5.61% Senor Notes, due 2025	50,000	50,000
6.09% Senior Notes, due 2040	100,000	100,000

Equity Bridge Loan	-	61,783

Long-Term Debt	670,640	732,243
Less: Current portion of long-term debt	-	61,783
Net Long-Term Debt	$670,640	$670,460

(1)	The interest rates on these bonds were due to be remarketed on February 1, 2012; however such bonds were refinanced in January 2012, as discussed below.
(2)	The interest rate on these Bonds is reset through an auction held every 35 days. On March 12, 2012, the interest rate on the Bonds was 0.48%.

The weighted-average remaining fixed rate period of outstanding long-term debt obligations of UI as of December 31, 2011 was 11.09 years, at an average interest rate of 5.72%.

The fair value of UI’s long-term debt was $761.6 million and $779.9 million as of December 31, 2011 and 2010, respectively, which was estimated by UI based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of pollution control revenue bonds.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

						2016
						&
	2011	2012	2013	2014	2015	thereafter
	(In Thousands)
Maturities	$-	$-	$-	$-	$-	$670,640

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NOTES TO FINANCIAL STATEMENTS

Due to conditions in the municipal bond market, UI determined it was economically favorable to refinance multiple series of pollution control revenue bonds in the aggregate principal amount outstanding of $103.5 million with notes issued in the private placement market.  On January 30, 2012, UI entered into a Note Purchase Agreement with a group of institutional accredited investors to issue $203.5 million principal amount of senior unsecured notes.   On January 30, 2012, $103.5 million of such notes were issued as follows:  3.61%, Series B, due January 31, 2022, in the principal amount outstanding of $51.5 million and 4.89%, Series D, due January 30, 2042, in the principal amount outstanding of $52 million.

In July 2011, UI repaid, upon maturity, approximately $63 million of borrowings under its equity bridge loan (EBL) relating to GenConn.  The EBL was used by UI to fund its commitments as a 50-50 joint venturer in GenConn.

On May 13, 2010, UI entered into a note purchase agreement with a group of institutional accredited investors providing for the sale of senior unsecured 6.09% notes in the principal amount of $100 million, due on July 27, 2040.  Such notes were issued on July 27, 2010.

On February 1, 2010, $27.5 million of tax-exempt bonds were refunded with the proceeds from the issuance of $27.5 million of new tax-exempt bonds, at a fixed interest rate of 4.5%, for a period of five years and five months.

(C)  REGULATORY PROCEEDINGS

Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011 (the “Storms”), caused extensive damage to the electric system in UI’s service territory and left approximately 59% and 16%, respectively, of UI’s customers without electricity.  PURA has opened an investigation of the service response and communications of UI, among other utilities, following power outages resulting from the Storms.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expenses.  As of December 31, 2011, UI’s estimate of the cost of repairing the damage resulting from the Storms and restoring service to customers is approximately $25 million, of which approximately $5 million has been capitalized as property plant and equipment and the remainder as a regulatory asset.  UI expects to seek recovery of these costs in future rate proceedings.

On January 9, 2012, a panel formed by Connecticut Governor Malloy issued its “Report of the Two Storm Panel” (the Report).  The Report considered areas such as (i) utility preparedness, tree trimming and infrastructure hardening, (ii) communications and information sharing, and (iii) municipal matters such as preparedness, road safety and shelter operations.  The Report also makes a number of recommendations with respect to emergency preparedness in the State of Connecticut. UI is unable to assess if any of the recommendations related to Connecticut’s utilities will be implemented in the future, but expects any costs associated with any related legislative or regulatory action to be fully recoverable.

Rates

In rulings throughout 2009, PURA issued its final decision regarding UI’s application requesting an increase in distribution rates (the 2009 Decisions), the results of which provided for an allowed distribution return on equity of 8.75%, a decrease from the previously approved 9.75%, and a capital structure of 50% equity and 50% debt, compared to the previously approved 48% equity and 52% debt capital structure.  The 2009 Decisions continued the prior earnings sharing mechanism structure, applying to the new 8.75% allowed return, whereby 50% of any earnings over the allowed twelve month level is returned to customers and 50% is retained by UI.  Additionally, the 2009 Decisions provided for a two year pilot program for full decoupling of distribution revenues from sales.

On April 1, 2010, UI filed its ratemaking proposal and underlying decoupling analysis for the 2009 rate year ended February 3, 2010.  On September 1, 2010, PURA issued its final decision in this matter approving a decoupling charge totaling approximately $1.6 million, which was recovered from ratepayers over a twelve month period commencing in October 2010.  In addition to the decoupling charge, PURA also approved a pension and earnings sharing over-recovery credit totaling approximately $3.6 million, which was refunded to ratepayers over the same twelve month period commencing in October 2010.

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NOTES TO FINANCIAL STATEMENTS

UI filed its 2010 rate year decoupling results with PURA on April 4, 2011 and on August 31, 2011 PURA issued a final decision approving a decoupling adjustment totaling approximately $1.4 million, to be credited to ratepayers over a twelve month period beginning in October 2011 and extending the decoupling pilot until UI’s next general rate proceeding.

In December 2011, UI received a letter ruling approving rates effective January 1, 2012 incorporating the 2009 distribution rate changes mentioned above along with previously approved changes to the Generation Services Charges (GSC), Non-Bypassable Federally Mandated Congestion Charges, transmission and systems benefits charges.  Additionally, last resort service GSC rates have been approved for the period through March 31, 2012.

Approval for the Issuance of Debt

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  The proceeds from the sales of the Proposed Notes may be used by UI for the following purposes:  (1) to finance capital expenditures; (2) to repay the equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short-term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay for issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, due to be remarketed in the municipal bond market on February 1, 2012, and (7) for general corporate purposes.  UI has issued $203.5 million principal amount of senior unsecured notes, $100 million of which were issued on July 27, 2010 and $103.5 million of which were issued on January 30, 2012.  UI expects to issue an additional $100 million principal amount of senior unsecured notes in April 2012.

Other Proceedings

UI generally has several regulatory proceedings open and pending at PURA at any given time.  Examples of such proceedings include an annual PURA review and reconciliation of UI’s Competitive Transition Assessment (CTA) and Systems Benefits Charges (SBC) revenues and expenses, dockets to consider specific restructuring or electricity market issues, consideration of specific rate or customer issues, and review of conservation programs.

UI files semi-annual true-ups with PURA regarding Bypassable Federally Mandated Congestion Charges and Non-Bypassable Federally Mandated Congestion Charges.  These customer charges relate to “congestion costs” associated with not having adequate transmission infrastructure to move energy from the generating sources to the consumer and costs associated with ensuring adequate capacity on the electric system, such as peaking generation and capacity CfDs with generators.  These costs change from time to time and the semi-annual true-ups provide a mechanism for the electric distribution companies to adjust the charges to customers that allow the companies to recover the Federally Mandated Congestion Charges.

UI makes a semi-annual transmission adjustment clause (TAC) filing with PURA setting forth its actual transmission revenues, projected transmission revenue requirement, and the required TAC charge or credit so that any under- or over-collections of transmission revenues from prior periods are reconciled along with the expected revenue requirements for the next six months from filing.  PURA holds an administrative proceeding to approve the TAC charge or credit and holds a hearing to determine the accuracy of customer billings under the TAC.  The TAC tariff and this semi-annual change of the TAC charge or credit facilitates the timely matching of transmission revenues and transmission revenue requirements.

Pension and Postretirement Expenses

In response to the Internal Revenue Service (IRS) mandated change in mortality tables utilized for certain Employee Retirement Income Security Act of 1974 (ERISA)-related liability calculations, effective January 1, 2007, PURA allowed regulatory treatment for the change in pension and postretirement expenses resulting from the use of the new

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NOTES TO FINANCIAL STATEMENTS

mortality tables.  In the 2009 Decisions, PURA approved the recovery of these expenses over a four-year period beginning in 2009.  As of December 31, 2011, the remaining regulatory asset was approximately $1.1 million.

The 2009 Decisions also provide for the establishment of an annual regulatory asset to address a portion of the actual increase in pension and postretirement expense for each of 2009 and 2010.  As of December 31, 2009, UI had recorded a regulatory asset of approximately $10.2 million which was fully recovered in 2010.  Additionally, $11.4 million was included in rates in 2010 for UI’s estimate of 2010 pension and postretirement expense.

Power Supply Arrangements

UI’s retail electricity customers are able to choose their electricity supplier.  Since January 1, 2007, UI has been required to offer standard service to those of its customers who do not choose a retail electric supplier and have a maximum demand of less than 500 kilowatts.  In addition, UI is required to offer supplier of last resort service to customers who are not eligible for standard service and who do not choose to purchase electric generation service from a retail electric supplier licensed in Connecticut.

UI must procure its standard service power pursuant to a procurement plan approved by PURA.  The procurement plan must provide for a portfolio of service agreements procured in an overlapping pattern over fixed time periods (a laddering approach).  In June 2006, PURA approved a procurement plan for UI.  As required by Connecticut statute, a third party consultant retained by PURA works closely with UI in the procurement process and to provide a joint recommendation to PURA as to selected bids.

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2012, and 40% of 2013.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In October 2011, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.   In May 2011, Standard & Poors’ Investor Services released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such a situation had been in effect as of December 31, 2011, UI would have had to post approximately $12.2 million in collateral.

UI is permitted to seek long-term contracts for up to 20% of standard service requirements, the goal of which is to obtain long-term energy supply contracts and Connecticut Class I Renewable Energy Certificates for UI’s standard service customers that will result in an economic benefit to ratepayers, both in terms of risk and cost mitigation.  UI continues to keep apprised of possible long-term contracts that could benefit customers; however, UI has not executed any long-term contracts.

New Renewable Source Generation

Under Connecticut law, electric distribution companies were required to enter into contracts to purchase the output of new renewable generation totaling at least 150 MW, at prices and upon terms approved by the PURA in accordance with statutory requirements.  In 2007, one contract was approved by PURA and executed by CL&P.  As directed by PURA, UI executed a sharing agreement with CL&P whereby UI pays approximately 20% of the costs and obtains approximately 20% of the benefits of the contract.  This contract will be accounted for on an accrual basis.  In January 2008, PURA issued a decision approving seven projects; UI is a party to contracts relating to two of these projects.  UI signed a contract to purchase, over a fifteen year time period, 100% of the delivered products generated by the Stamford Hospital Fuel Cell Combined Heat and Power Project which has a 4.8 MW capacity.  This contract will be accounted

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NOTES TO FINANCIAL STATEMENTS

for as an operating lease.  UI also signed a contract to purchase, over a fifteen year time period, 84.5% of the delivered products generated by the South Norwalk Bio-Fuel Project which has a 30 MW capacity and which will be accounted for on an accrual basis.  In April 2009, PURA approved five additional fuel cell projects to which accrual accounting will be applied and for which contracts were executed by CL&P in July 2009.  All of these contracts will be subject to the cost sharing agreement with CL&P.  UI’s costs associated with all such contracts are recoverable, whether UI is a direct party or pursuant to the sharing agreement. On September 7, 2011, PURA issued a report to the legislature stating that, of the original 150 MW, only 47 MW have the capability of achieving commercial operation within contractual deadlines.  This 47 MW includes the Stamford Hospital contract to which UI is a party, but does not include the South Norwalk project.  Contracts are expected to be terminated as the commercial operation deadlines expire.

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) from new facilities installed behind distribution customer meters.  Under this program, UI will be required to enter into contracts totaling up to $200 million in commitments over an approximate 21 year period.  The obligations will phase in over a six year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million/year after six years.  The cost of the contracts is expected to be partially mitigated through the resale of the RECs with any remaining costs expected to be recovered in rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address the new requirements.  UI expects PURA to issue its final decision in the first quarter of 2012.

PA 11-80 also allows for the development of 30 MW of grid-connected renewable energy whereby UI & CL&P are each allowed to develop up to 10 MW and the Department of Energy and Environmental Protection (DEEP) solicited 10 MW from the market.  On December 23, 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  UI anticipates that CL&P will execute contracts to purchase energy and associated products from both projects, and that a sharing arrangement will be executed between UI and CL&P.  Pursuant to PA 11-80, the costs of payments made to projects are recoverable through a reconciling component of electric rates.  On January 18, 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  UI expects PURA to issue a final decision in the second quarter of 2012.

FERC

UI recovers its transmission revenue requirements on a prospective basis, subject to reconciliation with actual revenue requirements.  UI is required to file information regarding its approved formula rates on an annual basis with the FERC.

ISO-NE and Regional Transmission Organization (RTO)

ISO-NE, an independent, not-for-profit corporation, is the RTO for New England.  ISO-NE is responsible for the reliable operation of the region’s bulk electric power system, which includes UI’s electric system, and administration of the region’s wholesale electricity marketplace.  ISO-NE also is responsible for the management of the comprehensive bulk electric power system and wholesale markets’ planning processes that address the region's electricity needs.

The FERC has issued orders establishing allowable ROEs for transmission projects of transmission owners in New England, including UI.  The FERC established a base-level ROE of 11.14% as well as a 50 basis point ROE adder on Pool Transmission Facilities (PTF) for participation in the RTO for New England and a 100 basis point ROE incentive for projects included in the ISO-NE Regional System Plan  that were completed and on line as of December 31, 2008.  For projects placed in service after December 31, 2008, incentives may be requested from the FERC, through a specific showing justifying the incentive, on a project-specific basis.

UI’s overall transmission ROE is determined by the mix of UI’s transmission rate base between new and existing transmission assets, and whether such assets are PTF or non-PTF.  UI’s transmission assets are primarily PTF.  For 2011, UI’s overall allowed weighted-average ROE for its transmission business was 12.4%.

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NOTES TO FINANCIAL STATEMENTS

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  In December 2011, CL&P submitted an application to the CSC seeking siting approval of the Interstate Reliability Project.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no effect on the assets previously transferred to UI.

Through December 31, 2011, UI has made deposits totaling $9.6 million in NEEWS and expects to make the remaining deposits over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.  UI earned pre-tax income of approximately $1 million on such deposits in 2011.  On February 6, 2012, UI made an additional deposit in NEEWS of $1.3 million.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG in GenConn, which was chosen by PURA to build and operate two new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  The two new peaking generation projects, GenConn Devon and GenConn Middletown, are both operating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2012 through December 31, 2012 of $34 million and $42.3 million for GenConn Devon and GenConn Middletown, respectively.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

As of December 31, 2011, UI had $200 million of borrowings outstanding under the revolving credit agreement, dated as of November 17, 2010, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks named therein (the Credit Facility).  UI has an outstanding standby letter of credit in the amount of $0.4 million, which expires on December 31, 2012.  Available credit under the Credit Facility at December 31, 2011 totaled $49.6 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording UI flexibility in managing its working capital requirements.

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NOTES TO FINANCIAL STATEMENTS

(E)	INCOME TAXES

	2011	2010
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$(19,108)	$(16,907)
State	(3,119)	(547)
Total current	(22,227)	(17,454)
Deferred
Federal	59,602	55,386
State	6,823	1,922
Total deferred	66,425	57,308

Investment tax credits	(146)	(146)

Total income tax expense	$44,052	$39,708

The following table details the components of the deferred income tax provision:
Investment in GenConn	$32,694	$19,201
Property related (accelerated depreciation and other)	20,534	72,721
Pension benefits	11,892	(11,182)
Storm costs	8,922	2,358
Regulatory deferrals	6,570	(19,213)
Incentive compensation plans	1,193	268
Bond redemption costs	(340)	(340)
Post Retirement Benefits	(598)	(2,271)
Seabrook lease buyout	(2,985)	(2,542)
Net operating loss carryforward	(11,560)	-
Other items, net	103	(1,692)

Deferred income tax provision, net	$66,425	$57,308

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

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NOTES TO FINANCIAL STATEMENTS

	2011	2010
	(In Thousands)
Computed tax at federal statutory rate	$39,519	$36,211
Increases (reductions) resulting from:
ITC taken into income	(147)	(147)
Allowance for equity funds used during construction	(3,545)	(2,511)
Amortization of nuclear plant regulatory assets	8,885	7,661
Book depreciation less than non-normalized tax depreciation	(1,020)	(708)
State income taxes, net of federal income tax benefits	2,407	894
ESOP dividend payments	(526)	(488)
Mark-to-market adjustments to non-qualified pension investments	3	(208)
Other items, net	(1,524)	(996)

Total income tax expense	$44,052	$39,708

Book income before income taxes	$112,911	$103,460

Effective income tax rates	39.0%	38.4%

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2011 was 39.0%, as compared to 38.4% for the year ended December 31, 2010.  The increase in the 2011 effective book income tax rate was primarily due to the change in the mark-to-market adjustment to non-qualified pension investments in 2011 as compared to 2010.

During 2011, UI incurred a net operating loss (NOL) for federal income tax purposes of approximately $85 million.  It is currently anticipated that a portion of the NOL will be carried back and utilized to obtain a refund of federal income taxes paid in prior years, with the remainder carried forward and utilized commencing with 2012.  The NOL carry forward resulted in a deferred tax asset of approximately $12 million as of December 31, 2011.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  As a result, during the fourth quarter of 2010 and calendar year 2011, UI recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar year 2011.

During 2010, UI recognized a significant one-time income tax deduction, which it reflected on its 2009 state and federal income tax returns, related to repair and maintenance costs it had previously capitalized for tax purposes.  This one-time income tax deduction resulted in a cash benefit of approximately $40.5 million.  As a result of this change in accounting for tax purposes, as of December 31, 2011, UI had gross unrecognized tax benefits of approximately $13.7 million, including approximately $0.5 million of interest, of which none would impact the effective tax rate if recognized.  In December 2011, the Internal Revenue Service (IRS) issued new regulations with respect to the tax deductibility of previously capitalized repair and maintenance costs, which replaced previous proposed regulations issued by the IRS in March 2008.  UI is currently reviewing the impact of implementing these new regulations with the filing of its 2011 federal and state income tax returns.  This review is expected to be completed during the second quarter of 2012 and is not anticipated to result in a material impact to UI’s financial statements.

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NOTES TO FINANCIAL STATEMENTS

The following table sets forth a reconciliation of the changes in the gross income tax reserves for the years ended December 31, 2011 and 2010:

	2011	2010
	(In Thousands)
Balance as of December 31,	$11,349	$-
Increases for tax positions related to prior years	-	8,922
Increases for tax positions related to current year	2,327	2,427
Balance as of December 31,	$13,676	$11,349

UI is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  UI’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and UI determines a separate tax provision for this purpose.  As of December 31, 2011, the tax years 2008, 2009, and 2010 remain open and subject to audit for State of Connecticut income tax purposes.  As of December 31, 2011, the tax years 2008, 2009, and 2010 are open and subject to audit for federal income tax purposes.

At December 31, 2011, UI had non-current deferred tax liabilities for taxable temporary differences of $501.7 million and non-current deferred tax assets for deductible temporary differences of $100.9 million, resulting in a net non-current deferred tax liability of $400.8 million.  UI had current deferred tax assets of $24.2 million at December 31, 2011.  UI did not have any current deferred tax liabilities at December 31, 2011.

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NOTES TO FINANCIAL STATEMENTS

The following table summarizes UI’s deferred tax assets and liabilities as of December 31, 2011 and 2010:

	2011	2010
	(In Thousands)
Deferred income tax assets:
Regulatory asset related to pension and other post-retirement benefits	$71,325	$69,358
Post-retirement benefits	12,704	12,106
Net operating loss carryforward	11,560	-
Regulatory deferrals	4,751	10,966
ASC 740 gross-up effect on deferred taxes	3,531	6,477
Connecticut Yankee equity investment	3,145	3,145
Long-term incentive plan	3,092	2,992
Vacation accrual	2,927	2,728
Supplemental pensions	2,115	2,134
Uncollectibles	1,359	1,439
Post-employment benefits	615	700
Gains on sale of property	662	662
Interest during construction	360	442
Other	6,959	7,050
	$125,105	$120,199

Deferred income tax liabilities:
Plant basis differences	$169,496	$167,391
Accelerated depreciation timing differences	165,058	154,067
Regulatory asset related to pension and other post-retirement benefits	71,325	69,358
Investment in GenConn Energy	52,027	19,332
Seabrook lease buyout	13,656	16,641
Storm costs	11,955	3,033
Pension	9,942	(2,047)
Bond redemption costs	5,446	5,786
Other	2,847	1,342
	$501,752	$434,903

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2011 and 2010 included on the following lines of the Balance Sheet is as follows:

	2011	2010
	(In Thousands)
Assets:
Deferred and refundable income taxes	$24,165	$19,555
Liabilities:
Deferred income taxes	400,812	334,259
Deferred income taxes – net	$376,647	$314,704

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to UI’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 Compensation-Retirement Benefits.  UI through its parent UIL Holdings has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and UIL Holdings’ pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the UIL Holdings Board of Directors oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2012 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  UI has a minimum funding requirement for 2012 currently estimated at $26 million.  Depending upon final actuarial calculations, the 2012 contribution may ultimately range between $30 million and $35 million.

UIL Holdings implemented consistent estimation techniques regarding its actuarial assumptions, where appropriate, across the pension and postretirement plans of its operating subsidiaries.  The most significant of such changes was in the estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans.  The estimation technique is based upon the settlement of such liabilities as of December 31, 2011 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  UIL Holdings believes such a change results in an estimate of the discount rate that more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years. It results in cash flows which closely match the expected payments to participants.

As a result of the change described above, UI is utilizing a discount rate of 5.30% as of December 31, 2011 for all of its qualified pension plans, compared to rates of 5.35% in 2010.  The discount rate for non-qualified pension plans as of December 31, 2011 was 5.05% compared to a rate of 5.10% in 2010.

The discount rate for UI’s postretirement benefits plans reflects the differing plan requirements and expected future cash flows.  For the UI postretirement plan, the discount rate at December 31, 2011 and 2010 was 5.30%.

The December 31, 2011 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on UI’s pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $1.3 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $3 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2011 other postretirement benefits plan expenses would have increased or decreased inversely by $0.2 million.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2011 other postretirement benefits plan expenses would have increased or decreased inversely by $0.4 million.

Pension Plans

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UIL Holdings and UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Balance Sheet.

Other Postretirement Benefits Plans

In addition to providing pension benefits, UI also provides other postretirement benefits, consisting principally of health care and life insurance benefits, for retired employees and their dependents.  UI does not provide prescription drug benefits for Medicare-eligible employees in its other postretirement health care plans.  Non-union employees who are 55 years of age and whose sum of age and years of service at time of retirement is equal to or greater than 65 are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a 401(h) account in connection with the UI Pension Plan and Serial Voluntary Employee Benefit Association Trust (VEBA) accounts for the years 2007 through 2020 to fund other postretirement benefits for UI’s non-union employees who retire on or after January 1, 1994.  These VEBA accounts were approved by the IRS and UI contributed $4.5 million to fund the Serial VEBA accounts in 2007.  UI does not expect to make a contribution in 2012 to fund OPEB for non-union employees.

Union employees whose sum of age and years of service at the time of retirement is equal to or greater than 85 (or who are 62 with at least 20 years of service) are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a VEBA to fund other postretirement benefits for UI’s union employees.  The funding strategy for the VEBA is to select funds that most clearly mirror the pension allocation strategy.  Approximately 38% of UI’s employees are represented by Local 470-1, Utility Workers Union of America, AFL-CIO, for collective bargaining purposes.  Plan assets for the union VEBA consist primarily of equity and fixed-income securities.  UI does not expect to make a contribution in 2012 to fund other postretirement benefits for union employees.

Other Accounting Matters

In accordance with ASC 715, UI utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  UI amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  UI utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, UI does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of UI’s pension and other postretirement plans as of December 31, 2011 and 2010.  Plan assets and obligations have been measured as of December 31, 2011 and 2010.

			Other Post-Retirement
	Pension Benefits		Benefits
	2011	2010	2011	2010
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$408,186	$371,802	$74,358	$69,415
Service cost	7,396	7,123	1,431	1,360
Interest cost	21,195	21,088	3,848	3,929
Participant contributions	-	-	1,215	1,101
Actuarial (gain) loss	15,175	30,325	(5,492)	2,757
Benefits paid (including expenses)	(24,606)	(22,152)	(4,812)	(4,204)
Benefit obligation at end of year	$427,346	$408,186	$70,548	$74,358

Change in Plan Assets:
Fair value of plan assets at beginning of year	$245,090	$231,308	$22,287	$22,194
Actual return on plan assets	9,923	27,967	717	2,337
Employer contributions	52,472	7,967	-	859
Participant contributions	-	-	1,215	1,101
Benefits paid (including expenses)	(24,606)	(22,152)	(3,321)	(4,204)
Fair value of plan assets at end of year	$282,879	$245,090	$20,898	$22,287

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$144,467	$163,096	$49,650	$52,071

Amounts Recognized in the Balance Sheet consist of:
Current liabilities	$243	$254	$194	$216
Non-current liabilities	$144,224	$162,842	$49,456	$51,855

Amounts Recognized as a Regulatory Asset consist of:
Transition obligation (asset)	$-	$-	$392	$1,411
Prior service cost	1,489	2,132	(23)	(125)
Net (gain) loss	164,000	150,633	13,211	19,724
Total recognized as a regulatory asset	$165,489	$152,765	$13,580	$21,010

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$427,346	$408,186	N/A	N/A
Accumulated benefit obligation	$380,213	$363,186	N/A	N/A
Fair value of plan assets	$282,878	$245,090	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.30%	5.35%	N/A	N/A
Discount rate (Non-Qualified Plans)	5.05%	5.10%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	5.30%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	8.00%	9.50%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	5.00%

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The components of net periodic benefit cost are:

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$7,396	$7,123	$1,431	$1,360
Interest cost	21,195	21,088	3,848	3,929
Expected return on plan assets	(21,898)	(19,067)	(1,703)	(1,754)
Amortization of:
Prior service costs	643	646	(101)	(103)
Transition obligation (asset)	-	-	1,019	1,058
Actuarial (gain) loss	14,032	12,309	2,008	1,950
Net periodic benefit cost	$21,368	$22,099	$6,502	$6,440

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$27,398	$21,425	$(4,505)	$2,173
Amortization of:
Prior service costs	(643)	(646)	101	103
Transition obligation (asset)	-	-	(1,019)	(1,058)
Actuarial (gain) loss	(14,032)	(12,309)	(2,008)	(1,950)
Total recognized as regulatory asset	$12,723	$8,470	$(7,431)	$(732)

Total recognized in net periodic benefit costs
and regulatory asset	$34,091	$30,569	$(929)	$5,708

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of transition obligation	$-	$-	$392	$1,020
Amortization of prior service cost	643	643	(69)	(101)
Amortization of net (gain) loss	14,364	14,032	1,362	2,008
Total estimated amortizations	$15,007	$14,675	$1,685	$2,927

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.35%	5.10-5.35%	5.30%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.25%	8.25%	8.25%	8.25%
Health care trend rate (current year)	N/A	N/A	8.50%	8.50%
Health care trend rate (2019 forward)	N/A	N/A	5.00%	5.00%

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$846	$(686)
Accumulated post-retirement benefit obligation	$9,592	$(7,927)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other
	Pension	Post-Retirement
Year	Benefits	Benefits
	(In Thousands)
2012	$23,706	$3,402
2013	$27,718	$3,557
2014	$24,451	$3,614
2015	$26,001	$3,729
2016	$26,592	$3,852
2017-2021	$142,814	$21,867

Defined Contribution Retirement Plans/401(k)

Since 2005, new UI employees do not participate in the UI Pension Plan or receive retiree medical plan benefits.  These employees participate in a different retirement plan, which is a “defined contribution plan,” consisting of the current provisions of UI’s 401(k)/Employee Stock Ownership Plan (KSOP) plus the following benefits:

•	An additional cash contribution of 4.0% of total annual compensation (as defined in the KSOP Plan) to a separate account in the KSOP of new hires.
•	An additional cash contribution of $1,000 per year (pro rata per pay period) into a separate Retiree Medical Fund within the KSOP account for new hires.
•	New employees do not need to contribute to the KSOP to receive these additional cash contribution amounts; they only need to be enrolled in the KSOP Plan.
•	Both additional cash contributions to the KSOP vest 100% after five years of service.

The KSOP, in which substantially all of UI’s employees are eligible to participate, enables employees to defer receipt of a portion of their compensation, up to statutory limits, and to invest such funds in a number of investment alternatives.  Matching contributions are made to the KSOP, in the form of UIL Holdings’ common stock, based on each employee’s salary deferrals in the KSOP.  For union employees, the matching contribution to the KSOP is 100% of the first 3% of employee compensation deferred and 50% of the next 2% deferred.  The maximum match is 4% of annual salary.  For non-union employees, the matching contribution to the KSOP is 100% of the first 2% of employee compensation deferred.  All matching contributions are made in the form of UIL Holdings’ common stock.  Matching contributions to the KSOP during 2011 and2010 were $2.6 million and $2.4 million, respectively.  Effective February 12, 2012, the matching contribution to the KSOP for non-union employees was amended such that 100% of the first 2% of employee compensation deferred and 50% of the next 2% deferred is matched.

(H)	RELATED PARTY TRANSACTIONS

UI is a 50-50 joint venturer with NRG in GenConn, which was chosen by PURA to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  GenConn executed a promissory note (the Loan) with UI under which UI could advance up to an aggregate principal amount of $48.5 million to fund GenConn’s construction and other cash needs until permanent financing was arranged.  In connection with the EBL obtained by UI and the project financing obtained by GenConn on April 27, 2009, all outstanding balances on the Loan were replaced by a new promissory note, the balance of which was converted to an equity investment in July 2011.  See Note (B) “Capitalization – Long-Term Debt” for further discussion regarding the EBL.  Additionally, $1.2 million and $3.3 million of interest income related to the promissory note are included in “Other Income and (Deductions), net” in the accompanying Consolidated Statements of Income, for the years ended December 31, 2011 and 2010, respectively, which is offset by the interest expense incurred by UI under the EBL.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for the years ended December 31, 2011 and 2010 totaled $11.4 million and $10.8 million, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such services primarily consist of Finance and Accounting, Legal, Information Technology and Human Resources.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At December 31, 2011 and 2010, the Balance Sheet reflects inter-company receivables of $0.1 million and $0.3 million, respectively, and inter-company payables of $13.7 million and $3.0 million, respectively.

Dividends/Capital Contributions

In 2011 and 2010, UI made wire transfers to UIL Holdings on a quarterly basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the years ended December 31, 2011 and 2010, UI accrued dividends to UIL Holdings of $70.1 million and $62.1 million, respectively.

(I)  LEASE OBLIGATIONS

UI has lease arrangements for data processing equipment, office equipment, office space and land.

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, land, railroad rights of way and a wide variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

	(In Thousands)
2012	$8,285	(1)
2013	2,066
2014	1,608
2015	1,538
2016	1,553
2017-after	36,690
	$51,741

(1) Lease for office space in the building located at 157 Church Street, New Haven, Connecticut expires in June 2012.  In February 2012, such lease was amended, for considerably less space, and extended for various terms not to exceed ten years with certain options to extend thereafter.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Rental payments charged to operating expenses in 2011 and 2010 were as follows:

	Year Ended December 31,
	2011	2010
	(In Thousands)

Rental payments	$15,404	$13,766
Less: Sublease rental payments received	1,148	1,120
Rental payments charged to operating expenses	$14,256	$12,646

(J)  COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of December 31, 2011.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At December 31, 2011, UI has regulatory approval to recover in future rates (through the CTA) its $14.2 million regulatory asset for Connecticut Yankee over a term ending in 2015.

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  On November 8, 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and on November 19, 2010 Connecticut Yankee filed a notice of cross-appeal.  UI’s 9.5% ownership share would result in a receipt of approximately $3.8 million which, if awarded, would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  UI’s 9.5% ownership share would result in a receipt of approximately $12.8 million which, if awarded, would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  As of December 31, 2011, approximately $0.1 million of the escrow fund remains.  QE has since sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability or what remediation activity remains to be undertaken at the site.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site. On January 5, 2012, Evergreen Power and Asnat filed a lawsuit in the federal district court in Connecticut against UI seeking, among other things, (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating, and remediating of hazardous substances at the property and (ii) an order directing UI to investigate and remediate the property.  UI’s knowledge of the current conditions at the site is insufficient to make a reasonable update of the original $1.9 million remediation estimate.  UI cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in the Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.

 THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and remains pending.  UI is vigorously defending the litigation.  Based on the settlement of the claims of the two subcontractors, UI estimates that the claims of the general contractor have been reduced to approximately $8.4 million, together with interest, costs, and attorneys’ fees.  UI also is pursuing an indemnification claim against the general contractor.

UI expects to recover amounts paid to resolve the change order requests through its transmission revenue requirements.

GenConn

On July 28, 2011, GenConn Devon and the former general contractor responsible for the construction of the GenConn Devon facility executed and delivered a settlement agreement with respect to change order requests and delay and impact claims and pursuant to which GenConn Devon paid a settlement amount of $10.5 million upon satisfaction of certain conditions performed by the former general contractor.  In April 2011, the parties settled a claim by the general contractor for work at the GenConn Middletown facility and executed and delivered a settlement agreement pursuant to which GenConn Middletown paid a settlement amount of $3.0 million.  GenConn will seek and expects to recover the associated costs through its annual regulatory proceeding.  To the extent that there is any financial impact on GenConn, the effect on UI’s Financial Statements will be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in the Statement of Income.

Purchase and Sale Agreement

As part of its plan to consolidate operations and office personnel, on July 7, 2011, UI entered into a Purchase and Sale Agreement for the sale of the Electric System Work Center (ESWC) located at 801 Bridgeport Avenue in Shelton, CT for approximately $10.2 million.  UI acquired the ESWC for approximately $16 million and expects to recover any loss resulting from the sale of the property through the regulatory process.  The transaction, which has been approved by PURA, is expected to close by the first quarter of 2014 after the completion of due diligence, zoning approval, and site plan approval periods, as defined in the Purchase and Sale Agreement.

(K)  FAIR VALUE MEASUREMENTS

UI utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2011 and December 31, 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)
Assets:
Derivative assets	$-	$-	$87,454	$87,454
Supplemental retirement benefit trust life insurance policies (Note G)	-	5,655	-	5,655
	$-	$5,655	$87,454	$93,109

Liabilities:
Derivative liabilities	$-	$-	$268,035	$268,035

Net fair value assets/(liabilities), December 31, 2010	$-	$5,655	$(180,581)	$(174,926)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)
Assets:
Derivative assets	$-	$-	$33,831	$33,831
Deferred Compensation Plan	2,320	-	-	2,320
Supplemental retirement benefit trust life insurance policies (Note G)	-	5,665	-	5,665
	$2,320	$5,665	$33,831	$41,816

Liabilities:
Derivative liabilities	$-	$-	$142,806	$142,806

Net fair value assets/(liabilities), December 31, 2009	$2,320	$5,665	$(108,975)	$(100,990)

The determination of fair value of the derivative assets and liabilities, which primarily consist of contracts for differences, was based on a probability-based expected cash flow analysis that was discounted at the December 31, 2011 or December 31, 2010 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the contracts for differences are fully recoverable.  As a result, such changes have no impact on UI’s net income.

Under the UIL Deferred Compensation Plan (DCP), directors, named executive officers and certain other executives may elect to defer certain elements of compensation.  Participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products, and Company common stock equivalents.  These investments, which are actively traded in sufficient frequency and volume to provide pricing information on an ongoing basis, are marked-to-market in accordance with ASC 815 based upon such pricing information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2011 and 2010.

Year Ended
December 31, 2011
(In Thousands)

Net derivative assets/(liabilities), December 31, 2010	$(108,975)
Unrealized gains and (losses), net	(71,606)
Net derivative assets/(liabilities), December 31, 2011	$(180,581)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2011	$(71,606)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Year Ended
December 31, 2010
(In Thousands)

Net derivative assets/(liabilities), December 31, 2009	$(131,399)
Unrealized gains and (losses), net	22,424
Net derivative assets/(liabilities), December 31, 2010	$(108,975)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2010	$22,424

The following tables set forth the fair values of UI’s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)

Pension assets
Cash and cash equivalents	$14,074	$-	$-	$14,074
Mutual funds	-	268,805		268,805
	14,074	268,805	-	282,879
OPEB assets
Mutual funds	20,898	-	-	20,898
	20,898	-	-	20,898

Fair value of plan assets, December 31, 2011	$34,972	$268,805	$-	$303,777

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)

Pension assets
Mutual funds	$-	$244,699	$-	$244,699
Hedge fund	-	-	390	390
	-	244,699	390	245,089
OPEB assets
Mutual funds	22,287	-	-	22,287
	22,287	-	-	22,287

Fair value of plan assets, December 31, 2010	$22,287	$244,699	$390	$267,376

The determination of fair value of the Level 1 and Level 2 pension and OPEB assets was based on quoted prices, as of December 31, 2011 and 2010, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

managers of the underlying fund investments.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2011 and 2010.

Year Ended
December 31, 2011
(In Thousands)
Pension assets, December 31, 2010	$390
Unrealized gains and (losses), net	2,889
Realized gains and (losses), net	(2,895)
Purchases	-
Settlements	(384)
Pension assets, December 31, 2011	$-

Change in unrealized gains (losses), net relating to pension assets still held as of December 31, 2011	$-

Year Ended
December 31, 2010
(In Thousands)

Pension assets, December 31, 2009	$3,476
Unrealized gains and (losses), net	(919)
Realized gains and (losses), net	(835)
Purchases, sales, issuances, and settlements	(1,332)
Pension assets, December 31, 2010	$390

Change in unrealized gains (losses), net relating to pension assets still held as of December 31, 2010	$(919)